CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


We consent to the reference to our firm under the captions "Financial Highlight" and "General Information" in Post-Effective Amendment No. 89 under the Securities Act of 1933 and Amendment No. 90 under the Investment Company Act of 1940 to the Registration Statement (Form N-1A, No. 33-12213) and related
Prospectus and Statement of Additional Information of Professionally Managed Portfolios and to the incorporation by reference therein of our report dated July 30, 1999, with respect to the financial statements and financial highlights of US. Global Leaders Growth Fund, included in the Annual Report for the year ended June 30, 1999, filed with the Securities and Exchange Commission.


                                             /s/ Ernst & Young LLP

Los Angeles, California
October 11, 1999